EXHIBIT 10.2
SECOND AMENDMENT TO LEASE AGREEMENT
AND
TRI-PARTY AGREEMENT

This Second Amendment to Lease Agreement and Tri-Party Agreement (this "Amendment") is entered into as of April 1, 2015 (the "Effective Date") by and between FPG ASPEN LAKE OWNER, LP, a Delaware limited partnership (as successor-in-interest to 13785 Research Blvd, LLC, a Texas limited liability company) (“Original Landlord”), FPG TOH OWNER, LP, a Delaware limited partnership (the "Additional Landlord" and together with the Original Landlord, “Landlord”), and Q2 SOFTWARE INC., D/B/A Q2EBANKING, a Delaware corporation ("Tenant").

RECITALS

WHEREAS, the predecessor-in-interest to Original Landlord and Tenant are parties to that certain Lease Agreement dated November 20, 2012 (as amended, the “Lease”) as amended by a First Amendment to Lease Agreement and Tri-Party Agreement dated as of February 27, 2015 (the “First Amendment”), for that certain space consisting of (i) approximately 85,819 rentable square feet commonly known as Suite 400 (the “Original Aspen Lake Premises”) located on the first, third and fourth floors in the building known as ASPEN LAKE OFFICE BUILDING located on 13785 Research Boulevard in the City of Austin, State of Texas (the “Aspen Lake Building”) and (ii) approximately 7,949 rentable square feet commonly known as Suite 200 (the “Original Tower Point Premises”) located on the second floor of the building known as TOWER POINT located on 13805 Research Boulevard in the City of Austin, State of Texas (the “Tower Point Building”). The Original Aspen Lake Premises and the Original Tower Point Premises are hereinafter collectively referred to collectively as the “Original Premises.”
WHEREAS, Additional Landlord, owner of the Tower Point Building, is a related entity to Original Landlord, which is the owner of the Aspen Lake Building.
WHEREAS, Tenant desires to expand the Original Premises into (i) 9,964 rentable square feet commonly known as Suites 110, 125 and 150 (the “April Expansion Premises”) located on the first floor of the Tower Point Building and (ii) 1,274 rentable square feet commonly known as Suite 120 (the “May Expansion Premises”) located on the first floor of the Tower Point Building. The April Expansion Premises and the May Expansion Premises are hereinafter collectively referred to as the “Expansion Premises.” The Expansion Premises are more particularly shown on the drawings attached hereto as Exhibit “B” and made a part hereof for all purposes. Original Landlord and Additional Landlord have agreed to such expansion into the Expansion Premises, on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS

1.Defined Terms and References. The recitals set forth above are herein incorporated by reference and agreed to by Landlord and Tenant. All capitalized terms used herein that are not defined herein but are defined in the Lease shall have the same meanings herein as in the Lease.

2.Expansion Premises.

a.	Effective as of April 1, 2015, Additional Landlord hereby leases to Tenant, and Tenant hereby leases from Additional Landlord, the April Expansion Premises on the terms and conditions of the Lease, as amended by this Amendment, for a period of time beginning on April 1, 2015 and ending on February 26, 2016 (the “Expansion Termination Date”).

b.
Effective as of May 1, 2015, Additional Landlord hereby leases to Tenant, and Tenant hereby leases from Additional Landlord, the May Expansion Premises on the terms and conditions of the Lease, as amended by this Amendment, for a period of time beginning on May 1, 2015 and ending on the Expansion Termination Date.

c.
Effective as of the Effective Date and continuing through the Expansion Termination Date, Landlord shall make available to Tenant up to sixty-two (62) parking permits for unassigned surface parking spaces in the parking areas of the Tower Point Building, at no charge to Tenant.

3.Incorporation of Lease Terms with Respect to Expansion Premises. Additional Landlord hereby acknowledges and agrees that Additional Landlord has received and reviewed a copy of the Lease. As of the Effective Date, Original Landlord, Additional Landlord and Tenant agree that:

(a)
the Lease shall be a direct lease between Additional Landlord and Tenant with respect to the Expansion Premises, except to the extent modified herein and provided that the following defined terms in the Lease shall have the following meanings as they relate to the lease of the Expansion Premises to Tenant by Additional Landlord:

(i)    “Landlord” shall mean the Additional Landlord;
(ii)    “Building” shall mean the Tower Point Building;
(iii)    “Land” shall mean the land described on Exhibit “A” attached hereto;

(iv)	“Project” shall mean the Tower Point Building, the Land described on Exhibit “A” attached hereto and the Parking Facilities and Public Areas located thereon;

(v)	“Rentable Area” shall mean 17,913 rentable square feet as of April 1, 2015 and 19,187 rentable square feet as of May 1, 2015; and

(vi)	“Tenant’s Proportionate Share” shall mean 93.36% as of April 1, 2015 and 100% as of May 1, 2015.

(b)
Except as expressly set forth herein, all terms, covenants, provisions and conditions of the Lease are incor-porated into this Amendment by this reference with the same force and effect as if fully set forth in this Amendment and the same shall be binding upon Tenant, Original Landlord and Additional Landlord;

(c)
Tenant shall fully perform, and be fully responsible and liable for, all obligations arising on behalf of the “Tenant” under the Lease with respect to the Expansion Premises, except as modified herein, from and after the Effective Date;

(d)
Additional Landlord shall fully perform, and be fully responsible and liable for, all obligations arising on behalf of the “Landlord” under the Lease with respect to the Expansion Premises, except as modified herein, from and after the Effective Date;

(e)
From and after the Effective Date, all references in the Lease to the Premises shall be deemed to be references to the Original Premises and the Expansion Premises, except to the extent otherwise relating solely to the Original Premises or the Expansion Premises; and

(f)
From and after the Effective Date, all references in the Lease to the Building shall be deemed to be references to the Aspen Lake Building when relating to the Original Premises and references to the Tower Point Building when relating to the Expansion Premises, except to the extent otherwise provided herein.

4.Expansion Premises Base Rent. In addition to the Base Rent payable for the Original Premises, Base Rent under the Lease for the Expansion Premises shall be as follows:

Time period	Annual rate per square foot of Rentable Area	Monthly amount of Base Rent

April 1, 2015 - April 30, 2015	$18.50	$27,615.88
May 1, 2015 - February 26, 2016	$18.50	$29,579.96

5.Condition of the Original Premises and the Expansion Premises. Tenant acknowledges that no representations as to the condition, repair or alteration of the Original Premises or the Expansion Premises, nor promises to alter, remodel or improve the Original Premises or the Expansion Premises, have been made by Original Landlord or Additional Landlord and accepts the Original Premises and the Expansion Premises in its current AS IS, WHERE IS condition.

6.Expansion Premises Termination Right. The Expansion Premises Termination Right contained in paragraph 2 of the First Amendment is hereby deleted in its entirety.

7.Confidentiality. Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of the Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by court order, provided all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of the Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

8.Determination of Charges. Landlord and Tenant agree that each provision of the Lease (as amended by this Amendment) for determining charges and amounts payable by Tenant (including provisions regarding Tenant’s Proportionate Share of Operating Expenses) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

9.Prohibited Persons and Transactions. Tenant represents and warrants that to the best of its actual knowledge, neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and will not assign or otherwise transfer the Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

10.Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no current knowledge of any defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof,  the Lease is and remains in good standing and in full force and effect,  Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and  except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

11.Broker. Landlord and Tenant each warrant to the other that, other than Landlord’s broker, Jones Lang LaSalle (Brent Powdrill and Rachel Coulter), and Tenant’s retention of the services of Volney Campbell of Collier’s International (“Tenant’s Broker”), neither has dealt with any broker or agent in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. Landlord agrees to pay an amount equal to four percent (4%) of the gross rent to Tenant in lieu of a brokerage fee to Tenant’s Broker. Tenant shall also indemnify Landlord other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by Tenant’s Broker (unless Landlord fails to pay Tenant the brokerage fee to Tenant as provided in the preceding sentence).

12.No Claims. As of the date hereof, Tenant has no pending claims, demands, counterclaims, defenses, allowances, adjustments or offsets arising out of or in any way related to the Lease or arising out of any document, writing or instrument executed in connection therewith or herewith. Tenant is not aware of any default by Landlord under any of the terms or provisions of the Lease.

13.Entire Agreement. This Amendment supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Amendment. The Lease and this Amendment constitute the entire agreement of the parties with respect to the subject matter of the Lease and this Amendment. There are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Amendment or the Lease. It is likewise agreed that the Lease and this Amendment may not be altered, amended, modified or extended except by an instrument in writing signed by both Landlord and Tenant.

14.Authority. The person executing this Amendment on behalf of Tenant represents unto Landlord that: (a) Tenant is a duly organized and validly existing Texas corporation in good standing under the laws of the State of Texas, (b) Tenant has the full right and authority to execute, deliver and perform this Amendment; (c) the person executing this Amendment on behalf of Tenant is authorized to do so; (d) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this Amendment on behalf of Tenant; and (e) this Amendment, when executed and delivered by Tenant and Landlord, will constitute the valid and binding agreement of both parties, enforceable against Landlord and Tenant in accordance with its terms.

15.Status of Lease. The Lease, as amended by this Amendment, is in full force and effect and is binding upon and enforceable by Landlord and Tenant in accordance with its terms. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions in this Amendment, the terms and conditions of this Amendment shall control.

16.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.

EXECUTED effective as of the Effective Date.

ADDITIONAL LANDLORD:

FPG TOH OWNER, LP,
a Delaware limited partnership

By:    FPG TOH GP, LLC,
    a Delaware limited liability company,
its General Partner

By: /s/ Jonathan Landau
Name: Jonathan Landau
Title: CEO

ORIGINAL LANDLORD:

FPG ASPEN LAKE OWNER, LP,
a Delaware limited partnership

By:    FPG ASPEN LAKE GP, LLC,
    a Delaware limited liability company,
its General Partner

By: /s/ Jonathan Landau
Name: Jonathan Landau
Title: CEO

TENANT:

Q2 SOFTWARE INC., D/B/A Q2EBANKING,
a Delaware corporation

By:    /s/ Jennifer Harris
Name:     Jennifer Harris
Title:    CFO

CONSENT OF GUARANTOR

The undersigned, as Guarantor under that certain Lease Guaranty Agreement in favor of Landlord dated as of November 19, 2012, hereby represents and warrants that Guarantor changed its name to Q2 HOLDINGS, INC., a Delaware corporation, on March 1, 2013 and hereby consents to this Amendment, agrees to be bound by the terms and provisions hereof and agrees that this Amendment shall not impair, waive, release or extinguish the obligations and liabilities of Guarantor under the Guaranty.

Q2 HOLDINGS, INC., a Delaware corporation,
fka CBG Holdings, Inc., a Delaware corporation

By: /s/ Jennifer Harris
Name: Jennifer Harris
Title: CFO